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                                                                    EXHIBIT 99.1





NEW ENGLAND BANCSHARES, INC. REPORTS FOURTH QUARTER AND YEAR
END EARNINGS AND APPOINTMENT OF CHIEF FINANCIAL OFFICER


ENFIELD, Conn.--(BUSINESS WIRE)--May 17, 2004 -- New England Bancshares, Inc. (the "Company") (OTCBB:NEBS - News), the holding company for Enfield Federal
                       ----   ----
Savings and Loan Association (the "Bank") reported fourth quarter earnings of $212,000, or $0.10 per basic and fully diluted share, double the earnings of $106,000, or $0.05 per share, reported in the same quarter a year ago. Earnings for the year ended March 31, 2004 totaled $817,000, or $0.40 and $0.39 per basic and fully diluted share, respectively, compared to $708,000 in the previous year. The growth in earnings for both periods resulted primarily from asset growth, which was attributable to the acquisition of Windsor Locks Community Bank, FSL on December 12, 2003. Windsor Locks Community Banks had assets of $36.5 million, total liabilities of $34.5 million and equity of $2.4 million when the acquisition was completed. The increase in earnings for the quarter and year ended March 31, 2004 was also due to a reduced cost of funds due to lower market interest rates. The return on average assets for the quarters ended March 31, 2004 and 2003 were 0.42% and 0.27%, respectively.

Commenting on the fourth quarter and year-end earnings, David J. O'Connor, President and Chief Executive Officer of the Company stated, "The improvement in our earnings is rewarding especially when considering the current interest rate environment and the many initiatives we have undertaken during the year. We continue to be pleased with the successful integration of Windsor Locks Community Bank, FSL."

Net interest income for the quarter amounted to $1.8 million, an increase of $522,000 from the same quarter last year primarily due to growth in interest-earning assets, due to the Windsor Locks Community Bank acquisition. The Company's net interest margin for the quarter ended March 31, 2004 was 3.89% compared to 3.46% in the year earlier quarter.

Total noninterest expenses for the quarter were $1.6 million, an increase of $435,000, or 36.6% from the quarter ended March 31, 2003. This increase reflects increased expenses associated with operating a larger organization and the additional staff and facilities acquired in the Windsor Locks Community Bank transaction.

At March 31, 2004, total assets were $203.2 million, an increase of $42.0 million, or 26.0%, from March 31, 2003. Net loans outstanding increased $27.8 million, or 29.7%, to $121.4 million compared to $93.6 million a year ago. Compared to last year, total deposits increased $33.8 million to $162.8 million at March 31, 2004. Shareholders' equity increased $4.4 million to $27.6 million at March 31, 2004 from $23.2 million at March 31, 2003.

The Company also announced the hiring of Scott D. Nogles as Senior Vice President and Chief Financial Officer. Mr. Nogles served as the Chief Financial Officer at Luzerne National Bank, Luzerne, Pennsylvania. Mr. Nogles earned his Masters degree from the University of Connecticut and is a Certified Public Accountant. Mr. O'Connor stated, "we are pleased to hire someone of Mr. Nogles caliber and believe he will assist us in building our franchise and improving our profitability."

Edward C. Allen, Chairman of the Board of the Company, Enfield Mutual Holding Company (the mutual holding company of the bank), and the Bank announced his retirement on April 12, 2004. Peter T. Dow, the former Vice Chairman of the Board, has been appointed as Chairman of the Board to succeed Mr. Allen.


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Statements contained in this news release, which are not historical facts, are forward-looking statements as that term is defined in the Private Securities Litigation reform Act of 1995. Such forward-looking statements are subject to risks and uncertainties, which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. Subject to applicable laws and regulation, the Company does not undertake - and specifically disclaims any obligation - to publicly release the results of any revisions which may be made to any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events.

New England Bancshares, Inc. is headquartered in Enfield, Connecticut, and operates Enfield Federal Savings and Loan Association with seven banking centers servicing the communities of Enfield, Manchester, Suffield, East Windsor and Windsor Locks. For more information regarding the Bank's products and services, please visit www.enfieldfederal.com.
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
                                               STATISTICAL SUMMARY
                                                   (Unaudited)
                                  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                            QUARTER ENDED                  YEAR ENDED
                   INCOME STATEMENT DATA                      MARCH 31,                    MARCH 31,
         ------------------------------------------- ---------------------------- -----------------------------
                                                           2004          2003            2004           2003
                                                     ------------- -------------- -------------- --------------
         Net interest income                               $1,779         $1,257         $5,979         $5,008
         Provision for loan losses                            $60            $60           $240           $240
         Noninterest income                                  $146           $134           $558           $471
         Noninterest expenses                              $1,622         $1,187         $5,171         $4,225
         Net income                                          $212           $106           $817           $708
         Basic earnings per share                           $0.10          $0.05          $0.40            N/A
         Diluted earnings per share                         $0.10          $0.05          $0.39            N/A
         Return on average assets                           0.42%          0.27%          0.47%          0.47%
         Return on average equity                           3.11%          1.83%          3.33%          3.40%
         Net interest margin                                3.89%          3.46%          3.78%          3.69%



                                                      MARCH 31,
                                         ---------------------------------
         BALANCE SHEET DATA                  2004                 2003
                                         ------------         ------------
         Total assets                     $203,168              $161,184
         Net loans                         121,404                93,581
         Total deposits                    162,790               128,953
         Total equity                       27,594                23,150
         Book value per share                12.55                 11.46


-----------------------------
Contact:

        New England Bancshares, Inc.
        David J. O'Connor, 860-253-5200